Exhibit 10.1
2016 Consent and Acknowledgment

August 1, 2016

Timothy A. Knox

Dear Tim:

As you have previously discussed with Joseph Elkhoury, beginning September 17, 2016, you have agreed to work at the TETRA Technologies, Inc. corporate headquarters building in The Woodlands, Texas for three consecutive weeks each month during the twelve-month period beginning September 17, 2016 through and including September 16, 2017.

During this 12-month period and conditioned upon your continued employment with CSI Compressco, CSI Compressco will provide you with a temporary housing allowance ("Housing Allowance") equal to $1,625 on a bi-weekly, pre-tax basis. The Housing Allowance may also be used to pay for airfare between Midland and Houston. If at any time during this 12-month period you relocate your primary residence from Midland, Texas to the Houston, Texas area, the Housing Allowance will terminate commencing with the calendar month immediately following the month in which you relocate to the Houston, Texas area. CSI Compressco will not reimburse you for any other temporary housing expenses in connection with this arrangement, including car rental fees, meals or parking during the period you are working at The Woodlands, Texas building. CSI Compressco reserves the right to request permanent relocation of your primary work location consistent with Section 1.4 of your Employment Agreement dated August 4, 2014.

Please sign below to acknowledge that your agreement to work at the Woodlands, Texas location is being made with your full knowledge and consent, and such transfer/relocation does not constitute "Good Reason" for any reason under the above-referenced Employment Agreement, including under Section 4.4 thereof.

Sincerely,

Date:	August 1, 2016	/s/Bass Wallace
Bass Wallace
General Counsel

AGREED TO AND ACCEPTED:

Date:	August 1, 2016	/s/Timothy A. Knox
Timothy A. Knox
President of CSI Compressco GP Inc.,
General Partner of CSI Compressco LP
(Principal Executive Officer)

CSI Compressco LP	P.O. Box 60760, Midland, TX 79711. l-432-563-1170 www.csicompressco.com